Exhibit 21.1

ProFrac Holding Corp.

List of Subsidiaries

Name	Jurisdiction of Organization
ProFrac Holdings, LLC	Texas
ProFrac Services, LLC	Texas
ProFrac Manufacturing LLC	Texas
Alpine Silica, LLC	Texas
BEST Pump and Flow, LP	Texas